HomeStreet, Inc. Reports Third Quarter 2013 Results
Net Income of $1.7 Million, or $0.11 per Diluted Share, Net Interest Margin Improves to 3.41%
SEATTLE – October 28, 2013 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced net income of $1.7 million, or $0.11 per diluted share, for the third quarter of 2013, compared to net income of $12.1 million, or $0.82 per share, for the second quarter of 2013 and $22.0 million, or $1.50 per share, for the third quarter of 2012.

•	Consolidated results:

◦	Third quarter 2013

▪	Net interest margin of 3.41%, up from 3.12% in the third quarter of 2012.

▪	Deposit balances grew to $2.10 billion, up 6.9% from the second quarter of 2013.

▪	Continued strong credit performance including significant reductions in classified assets, nonaccruals, delinquencies and TDRs.

◦	Year-to-date 2013

▪	Pre-tax income of $36.2 million, down 51.8% from the first nine months of 2012.

▪	Net interest margin of 3.12%, up from 2.83% in the first nine months of 2012.

▪
The Company's estimated annual effective income tax rate for the year-to-date was 31.9% as compared to 20.8% for 2012. The prior year effective income tax rate reflects the benefit of the full reversal of deferred tax asset valuation allowances.

•	Third quarter segment results:

◦	Commercial and Consumer Banking - strong loan and deposit growth

▪	Commercial and Consumer Banking segment net income of $3.9 million, up $2.5 million from the second quarter of 2013.

▪
Loans held for investment of $1.51 billion at September 30, 2013 increased $93.7 million, or 6.6%, from June 30, 2013. New loan commitments totaled $242.5 million, compared to $210.7 million for the second quarter of 2013.

▪	Total deposits of $2.10 billion increased 6.9% from June 30, 2013. Transaction and savings deposits increased to $1.42 billion, up from $1.33 billion.

▪	Classified assets and nonperforming assets ended the quarter at 1.90% and 1.37% of total assets, respectively, down from 2.69% and 1.50% of total assets at June 30, 2013.

◦Mortgage Banking - rising interest rates, reduced loan volume

▪	Mortgage Banking segment net loss of $2.2 million, down $12.9 million from the second quarter of 2013 and down $26.5 million from the third quarter of 2012.

▪	Single family mortgage interest rate lock commitments of $786.1 million, down 44.8% from the second quarter of 2013 and down 40.1% from the third quarter of 2012.

▪	Single family mortgage closed loan production of $1.19 billion, down 9.2% from the second quarter of 2013 and down 13.2% from the third quarter of 2012.

▪	Net gain on single family mortgage origination and sale activities of $31.4 million, down 39.3% from the second quarter of 2013 and down 51.2% from the third quarter of 2012.

▪	The portfolio of single family loans serviced for others increased to $11.29 billion at quarter end, up 8.5% from $10.40 billion at June 30, 2013.

▪	Single family mortgage servicing income of $3.7 million, up from $1.9 million in the second quarter of 2013 and up from $87 thousand in the third quarter of 2012.

▪
HomeStreet maintained its ranking as the number two originator by volume of purchase mortgages in the Pacific Northwest, based on the combined results of HomeStreet originations and loans originated through an affiliated business arrangement known as Windermere Mortgage Services Series LLC. HomeStreet has held the number one or number two position for originator by volume of purchases mortgages in the Pacific Northwest for all three quarters of 2013.

•	Other highlights:

◦	On October 25, 2013, the Company announced that its board of directors approved a common stock dividend of $0.11 per share payable to shareholders of record as of November 4, 2013.

◦
The Company has entered into two separate merger agreements whereby HomeStreet Bank will acquire Seattle-based Fortune Bank, a Washington state-chartered bank and Yakima National Bank, a national banking association based in Yakima, Wash., and parent holding company, YNB Financial Services Corp. The transactions, which have each been approved by the shareholders of the institution being acquired and our regulators, are expected to close in early November 2013. The acquisition of the two banks, along with the pending acquisition of two retail deposit branches from AmericanWest Bank, will increase the Company's total assets by approximately $290 million and the total number of HomeStreet Bank retail deposit branches to 30.

"As we anticipated, this has been and continues to be a transitional time for our company,” said CEO Mark K. Mason. “In the third quarter, we experienced cyclical changes in the mortgage market associated with rising interest rates. Significant decreases in refinancing activity were only partially offset by a slow-growing purchase market. Lower aggregate mortgage demand drove lower profit margins as lenders competed for remaining volume in a smaller market. Additionally, substantially lower interest rate lock commitments than closed loans in the quarter negatively affected earnings as a majority of our mortgage revenue is recognized at the date of interest rate lock, while most origination costs, including commissions, are recognized upon funding the loan. We expect this condition to significantly decrease in the fourth quarter. Going forward, we anticipate the primary drivers of quarterly changes in mortgage loan volume to be driven by our continuing growth in loan production personnel and our expansion in new markets as well as seasonal factors.

"In the third quarter, we also made substantial progress toward our goal of business diversification. We continued to build our commercial and consumer banking segment through strong organic growth in addition to three high quality bank and deposit branch acquisitions, which we expect to close in early November. We feel very fortunate to be acquiring these quality franchises and seasoned teams of lenders and customer service professionals. We believe these acquisitions will have an immediate impact and be a catalyst for acceleration of our growth going forward."

Consolidated Results of Operations
Net Interest Income
Net interest income in the third quarter of 2013 was $20.4 million, up $3.0 million, or 17.2%, from the second quarter of 2013 and up $3.9 million, or 23.6%, from the third quarter of 2012. In the third quarter of 2013, net interest margin, on a tax equivalent basis, increased to 3.41% from 3.10% in the second quarter of 2013, and was up from 3.12% in the third quarter of 2012. Improvement in the margin from the third quarter of 2012 resulted from a 42 basis point decline in our average interest-bearing cost of funds, due in large part to the re-pricing of maturing time deposits. This improvement was partially offset by a 6 basis point decline in our yield on interest-earning assets, largely due to increased balances of single family adjustable-rate mortgage loans.
Total average interest-earning assets increased from the three and nine months ended September 30, 2012 primarily as a result of growth in the investment securities portfolio and new portfolio loan originations, being partially offset by a decrease in loans held for sale. The increase in average balances of portfolio loans reflects our year-over-year growth in loan production volume from all of our commercial and consumer business lines. Total average interest-bearing deposit balances increased from the prior periods mostly as a result of an increase in transaction and savings deposits, partially offset by a decline in higher-cost retail certificates of deposit.
Noninterest Income
Noninterest income in the third quarter of 2013 was $38.2 million, down $19.4 million, or 33.7%, from $57.6 million in the second quarter of 2013 and down $30.9 million, or 44.7%, from $69.1 million in the third quarter of 2012. The decrease from the prior quarter and from the third quarter of 2012 was primarily driven by lower mortgage loan origination and sale revenue, mostly due to an increase in mortgage interest rates that has led to substantially lower interest rate lock volume and lower profit margins.
Partially offsetting the decrease in noninterest income was a $1.8 million increase in mortgage servicing income, primarily driven by lower amortization of MSRs as a result of slower current and future estimated prepayments and increased servicing fees collected in the quarter on the Company's single family mortgage servicing.
Noninterest Expense
Noninterest expense of $58.1 million in the third quarter of 2013 increased $1.4 million, or 2.5%, from the second quarter of 2013, and increased $12.2 million, or 26.5%, from $45.9 million in the third quarter of 2012. The increase from the third quarter of 2012 is primarily the result of increased salary and related costs and general and administrative expenses resulting from the growth in personnel as we continue to expand our mortgage banking and commercial and consumer businesses. At September 30, 2013, our full-time equivalent employees had increased 42.9% from September 30, 2012 and our retail deposit branch system had increased 15% to 23 branches.
Income Taxes
The Company's income tax expense was $308 thousand for the quarter. The Company's estimated annual effective income tax rate was 31.9% as compared to 20.8% for 2012. The prior year effective income tax rate reflects the benefit of the full reversal of deferred tax asset valuation allowances.

Business Segments
The Company has two business segments: Mortgage Banking and Commercial and Consumer Banking.

Mortgage Banking originates and purchases single family residential mortgage loans for sale in the secondary market and manages the Company's portfolio of single family mortgages serviced for other investors.

Commercial and Consumer Banking provides traditional banking services to businesses and consumers through the Company's commercial lending offices and retail deposit branch network, including deposit products; residential, consumer and commercial portfolio loans; investment products; insurance products and cash management services. This segment originates loans for investment and multifamily loans for sale, and manages the Company's loans held for investment portfolio, portfolio of multifamily mortgages serviced for other investors, deposits and other assets and liabilities not related to the single family mortgage banking business. This segment is also responsible for the management of the Company's portfolio of investment securities.
Commercial and Consumer Banking Segment
Commercial and Consumer Banking segment net income was $3.9 million in the third quarter of 2013, compared to net income of $1.3 million in the second quarter of 2013 and a net loss of $2.3 million in the third quarter of 2012. For the first nine months of 2013, Commercial and Consumer Banking had net income of $2.3 million, improving from a net loss of $10.2 million for the first nine months of 2012.
Loans Held for Investment
Loans held for investment, net, were $1.51 billion at September 30, 2013, an increase of $93.7 million, or 6.6%, from June 30, 2013 and an increase of $201.2 million, or 15.4%, from December 31, 2012. New loan commitments totaled $242.5 million for the third quarter of 2013, up 15.1% from $210.7 million in the second quarter of 2013.
Asset Quality
Classified assets of $54.4 million, or 1.90% of total assets at September 30, 2013, decreased by $20.4 million, or 27.3%, from $74.7 million, or 2.69% of total assets, at June 30, 2013, primarily due to the upgrade of one $14 million commercial real estate classified loan and payoffs of classified loans during the quarter. Nonperforming assets (NPAs) of $39.0 million, or 1.37% of total assets at September 30, 2013, decreased by $2.6 million, or 6.3%, from $41.7 million, or 1.50% of total assets at June 30, 2013, primarily due to upgrades and payoffs of single family and home equity nonaccrual loans during the quarter.
Nonaccrual loans of $26.8 million, or 1.74% of total loans at September 30, 2013, decreased from $29.7 million, or 2.06% of total loans at June 30, 2013, primarily driven by a decrease in nonaccrual single family and home equity loans. OREO balances were $12.3 million at September 30, 2013, an increase of 2.7% from $11.9 million at June 30, 2013. Delinquent loans of $86.7 million, or 5.64% of total loans at September 30, 2013, decreased from $87.7 million, or 6.06% of total loans at June 30, 2013. Excluding FHA-insured and Department of Veterans' Affairs (VA)-guaranteed single family mortgage loans, delinquent loans were $31.3 million, or 2.16% of total non-FHA/VA loans at September 30, 2013, as compared to $34.3 million, or 2.52% of total non-FHA/VA loans at June 30, 2013.
The allowance for credit losses was $24.9 million at September 30, 2013 compared to $27.9 million at June 30, 2013. The allowance for loan losses as a percentage of loans held for investment declined to 1.61% of total loans at September 30, 2013 compared to 1.92% of total loans at June 30, 2013. Improved credit quality of the Company's loan portfolio resulted in a $1.5 million reversal to the provision for credit losses in the third quarter of 2013, compared to a provision of $400 thousand in the second quarter of 2013 and $5.5 million in the third quarter of 2012. Net charge-offs in the quarter totaled $1.5 million, up from net charge-

offs of $1.1 million in the second quarter of 2013 and down from $5.0 million of net charge-offs in the third quarter of 2012. Of the $1.5 million in net charge-offs during the quarter, $967 thousand had been specifically reserved as of June 30, 2013.
Deposits
Deposit balances were $2.10 billion at September 30, 2013 as compared to $1.96 billion at June 30, 2013 and $1.98 billion at September 30, 2012. Transaction and savings deposits increased $90.9 million, or 6.8%, from June 30, 2013. Certificates of deposit increased $56.6 million, or 14.0%, from the prior quarter, as a result of management's decision to utilize certificates of deposit to extend the duration of liabilities. The continued improvement in the composition of deposits was primarily the result of our successful efforts to attract transaction and savings deposit balances through effective brand marketing and the growth of our retail deposit branch network.
Mortgage Banking Segment
Mortgage Banking segment net loss was $2.2 million for the third quarter of 2013, compared to net income of $10.7 million in the second quarter of 2013 and net income of $24.3 million in the third quarter of 2012. For the first nine months of 2013, Mortgage Banking net income was $22.4 million, a decrease of 68.4% from $70.8 million in the first nine months of 2012.
Mortgage Origination for Sale to Secondary Market
Single family mortgage interest rate lock commitments, net of estimated fall out, totaled $786.1 million in the third quarter of 2013, a decrease of $637.1 million, or 44.8%, from $1.42 billion in the second quarter of 2013 and down $527.0 million, or 40.1%, from the third quarter of 2012. The decrease in interest rate lock commitments in the third quarter of 2013 compared to the second quarter of 2013 and the third quarter of 2012 primarily reflects the sharp drop in refinance volume following the rise in mortgage interest rates beginning in June 2013, partially offset by increased purchase volume from the expansion of our mortgage production offices and personnel. Mortgage production personnel grew by 9.0% during the third quarter of 2013. Third quarter interest rate lock commitments were comprised of 80% purchase and 20% refinance mortgage transactions compared to 59% purchase and 41% refinances in the second quarter 2013.
Single family closed loan volume designated for sale to the secondary market was $1.19 billion in the third quarter, down $120.2 million, or 9.2%, from $1.31 billion in the second quarter of 2013 and down $181.2 million, or 13.2%, from $1.37 billion in the third quarter of 2012. At September 30, 2013, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $631.1 million, compared to a total of $1.13 billion at June 30, 2013.
Net gain on single family mortgage loan origination and sale activities in the third quarter of 2013 was $31.4 million, a decrease of $20.3 million, or 39.3%, from the second quarter of 2013 and a decrease of $32.9 million, or 51.2%, from the third quarter of 2012. The decrease from the prior quarter is primarily the result of the 44.8% decrease in interest rate lock commitments, which was heavily driven by a decrease in refinance mortgage volume and the shift to a purchase mortgage-dominated market.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, the Company analyzes the profitability of these activities using a 'Composite Margin,' which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the third quarter of 2013 was 375 basis points, down from 380 basis points in the second quarter of 2013 (see the Mortgage Banking Activity table for details).

Mortgage Servicing
Single family mortgage servicing income of $3.7 million in the third quarter of 2013 increased $1.8 million, or 95.8%, from the second quarter of 2013 and increased $3.6 million from the third quarter of 2012. The increase from the second quarter was primarily driven by lower amortization of MSRs as a result of slower current and future estimated prepayments and increased servicing fees collected in the quarter on the Company's single family mortgage servicing.
Single family mortgage servicing fees collected in the third quarter of 2013 increased $929 thousand, or 12.9%, from the second quarter of 2013 and $2.0 million, or 32.4%, from the third quarter of 2012 resulting from growth in the portfolio of single family loans serviced for others. The portfolio of single family loans serviced for others increased to $11.29 billion at quarter end compared to $10.40 billion at June 30, 2013.
Noninterest Expense
Mortgage banking segment noninterest expense of $44.5 million increased $1.3 million, or 3.0% from the second quarter of 2013. This increase was primarily attributable to the net addition of 35 mortgage originators and mortgage fulfillment personnel during the quarter.
Net Loss
Mortgage Banking net loss of $2.2 million for the third quarter of 2013 was driven primarily by the sharp decrease in interest rate lock commitment volume, as a substantial amount of the gain on loan origination and sale activities is recognized at the time of interest rate lock, as well as the imbalance between the volume of interest rate lock commitments and closed loans.  In periods where the volume of closed loans significantly exceeds the volume of interest rate lock commitments, noninterest expense will be higher relative to noninterest income because variable costs, notably commissions and incentives, are recognized at the time of closing the loan.  In the third quarter of 2013, single family mortgage closed loans of $1.19 billion were 51.0% greater than interest rate lock commitments of $786.1 million.
Capital
Regulatory capital ratios for the Bank are as follows:

	Sept. 30, 2013	Dec. 31, 2012	Sept. 30, 2012	Well-capitalized ratios
Tier 1 leverage capital (to average assets)	10.90%	11.78%	10.86%	5.00%
Tier 1 risk-based capital (to risk-weighted assets)	17.27%	18.05%	16.76%	6.00%
Total risk-based capital (to risk-weighted assets)	18.52%	19.31%	18.01%	10.00%

Special Cash Dividend Declaration

As we announced on October 25, 2013, HomeStreet, Inc.'s board of directors approved a special cash dividend of $0.11 per common share, payable on November 25, 2013 to shareholders of record as of the close of business on November 4, 2013.
Conference Call
HomeStreet, Inc. will conduct a quarterly earnings conference call on Tuesday, October 29, 2013 at 1:00 p.m. EDT. The Company will discuss third quarter 2013 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may join the call by dialing 1-888-317-6016 shortly before 1:00 p.m. EDT. A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10033264.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a Washington state-chartered, FDIC-insured savings bank. HomeStreet Bank offers Commercial and Consumer banking, investment and insurance products and services in Washington, Oregon and Hawaii. HomeStreet Bank conducts lending activities in Washington, Oregon, Hawaii, Idaho, California, Arizona, Utah and Alaska.  For more information, visit http://ir.homestreet.com. Information contained in or linked from our website is not incorporated into, and does not form a part of, this release.
Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.
We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our ability to expand our banking operations geographically and across market sectors, grow our franchise and capitalize on market opportunities, and generate positive net income and cash flow, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may constrain our ability to do business, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts.We may not immediately realize the benefits expected from our pending bank and branch acquisitions and may incur unexpected costs in integrating these acquisitions into our operations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business and legislative or regulatory actions or reform (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act). Further, our ability to pay cash dividends in the future is dependent upon a variety of factors, including our net income, liquidity, capital resources, regulatory and financial condition, and our compliance with the terms of our trust preferred securities and applicable banking laws and regulations. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

Information contained herein, other than information at December 31, 2012 and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2012, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

Source: HomeStreet, Inc.

Contact:	Investor Relations & Media:
HomeStreet, Inc.
Terri Silver, 206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
Income statement data (for the period ended):
Net interest income	$20,412	$17,415	$15,235	$16,591	$16,520	$53,062	$44,151
Provision (reversal of provision) for loan losses	(1,500)	400	2,000	4,000	5,500	900	7,500
Noninterest income	38,174	57,556	58,943	71,932	69,091	154,673	166,089
Noninterest expense	58,116	56,712	55,799	55,966	45,934	170,627	127,625
Net income before taxes	1,970	17,859	16,379	28,557	34,177	36,208	75,115
Income tax expense	308	5,791	5,439	7,060	12,186	11,538	14,487
Net income	$1,662	$12,068	$10,940	$21,497	$21,991	$24,670	$60,628
Basic earnings per common share (1)	$0.12	$0.84	$0.76	$1.50	$1.53	$1.72	$4.68
Diluted earnings per common share(1)	$0.11	$0.82	$0.74	$1.46	$1.50	$1.67	$4.52
Common shares outstanding (1)	14,422,354	14,406,676	14,400,206	14,382,638	14,354,972	14,422,354	14,354,972
Weighted average common shares
Basic	14,388,559	14,376,580	14,359,691	14,371,120	14,335,950	14,374,943	12,960,212
Diluted	14,790,671	14,785,481	14,804,129	14,714,166	14,699,032	14,793,427	13,414,475
Book value per share	$18.60	$18.62	$18.78	$18.34	$16.82	$18.60	$16.82
Tangible book value per share (2)	$18.57	$18.60	$18.75	$18.31	$16.79	$18.57	$16.79

Financial position (at period end):
Cash and cash equivalents	$37,906	$21,645	$18,709	$25,285	$22,051	$37,906	$22,051
Investment securities available for sale	573,591	538,164	415,238	416,329	414,050	573,591	414,050
Loans held for sale	385,110	471,191	430,857	620,799	535,908	385,110	535,908
Loans held for investment, net	1,510,169	1,416,439	1,358,982	1,308,974	1,268,703	1,510,169	1,268,703
Mortgage servicing rights	146,300	137,385	111,828	95,493	81,512	146,300	81,512
Other real estate owned	12,266	11,949	21,664	23,941	17,003	12,266	17,003
Total assets	2,854,323	2,776,124	2,508,251	2,631,230	2,511,269	2,854,323	2,511,269
Deposits	2,098,076	1,963,123	1,934,704	1,976,835	1,981,814	2,098,076	1,981,814
FHLB advances	338,690	409,490	183,590	259,090	131,597	338,690	131,597
Shareholders’ equity	268,208	268,321	270,405	263,762	241,499	268,208	241,499

Financial position (averages):
Investment securities available for sale	$556,862	$512,475	$422,761	$418,261	$411,916	$497,857	$408,320
Loans held for investment	1,475,011	1,397,219	1,346,100	1,297,615	1,270,652	1,406,582	1,304,526
Total interest-earning assets	2,474,397	2,321,195	2,244,563	2,244,727	2,187,059	2,347,560	2,140,383
Total interest-bearing deposits	1,488,076	1,527,732	1,543,645	1,609,075	1,625,437	1,519,615	1,656,874
FHLB advances	374,682	307,296	147,097	122,516	112,839	277,192	83,523
Repurchase agreements	—	10,913	—	558	18,478	3,638	23,597
Total interest-bearing liabilities	2,045,155	1,917,098	1,752,599	1,794,006	1,818,611	1,906,023	1,825,851
Shareholders’ equity	271,286	280,783	274,355	262,163	231,361	275,463	193,308

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013		Dec. 31, 2012	Sept. 30, 2012	Sept. 30, 2013		Sept. 30, 2012
Financial performance:
Return on average common shareholders’ equity (3)	2.45%	17.19%	15.95%		32.80%	38.02%	11.94%		41.82%
Return on average tangible common shareholders' equity(2)	2.45%	17.22%	15.97%		32.85%	38.09%	11.96%		41.91%
Return on average assets	0.24%	1.86%	1.75%		3.46%	3.60%	1.25%		3.40%
Net interest margin (4)	3.41%	3.10%	2.81%	(5)	3.06%	3.12%	3.12%	(5)	2.83%
Efficiency ratio (6)	99.20%	75.65%	75.22%		63.22%	53.65%	82.14%		60.70%
Asset quality:
Allowance for credit losses	$24,894	$27,858	$28,594		$27,751	$27,627	$24,894		$27,627
Allowance for loan losses/total loans	1.61%	1.92%	2.05%		2.06%	2.12%	1.61%		2.12%
Allowance for loan losses/nonaccrual loans	92.30%	93.11%	88.40%		92.20%	71.80%	92.30%		71.80%
Total classified assets	$54,355	$74,721	$90,076		$86,270	$102,385	$54,355		$102,385
Classified assets/total assets	1.90%	2.69%	3.59%		3.28%	4.08%	1.90%		4.08%
Total nonaccrual loans(7)	$26,753	$29,701	$32,133		$29,892	$38,247	$26,753		$38,247
Nonaccrual loans/total loans	1.74%	2.06%	2.32%		2.24%	2.95%	1.74%		2.95%
Other real estate owned	$12,266	$11,949	$21,664		$23,941	$17,003	$12,266		$17,003
Total nonperforming assets	$39,019	$41,650	$53,797		$53,833	$55,250	$39,019		$55,250
Nonperforming assets/total assets	1.37%	1.50%	2.14%		2.05%	2.20%	1.37%		2.20%
Net charge-offs	$1,464	$1,136	$1,157		$3,876	$4,998	$3,757		$22,673
Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	10.90%	11.89%	11.97%		11.78%	10.86%	10.90%		10.86%
Tier 1 risk-based capital (to risk-weighted assets)	17.27%	17.89%	19.21%		18.05%	16.76%	17.27%		16.76%
Total risk-based capital (to risk-weighted assets)	18.52%	19.15%	20.47%		19.31%	18.01%	18.52%		18.01%
Other data:
Full-time equivalent employees (ending)	1,426	1,309	1,218		1,099	998	1,426		998

(1)	Share and per share data shown after giving effect to the 2-for-1 forward stock splits effective March 6, 2012 and November 5, 2012.

(2)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. Other companies may define or calculate these measures differently. Tangible book value is calculated by dividing shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs) by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs). For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(3)	Net earnings available to common shareholders (annualized) divided by average common shareholders’ equity.

(4)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(5)
Net interest margin for the first quarter of 2013 included $1.4 million in interest expense related to the correction of the cumulative effect of an error in prior years, resulting from the under accrual of interest due on the TruPS for which the Company had deferred the payment of interest. Excluding the impact of the prior period interest expense correction, the net interest margin was 3.06% for the quarter ended March 31, 2013, 3.08% for the quarter ended June 30, 2013 and 3.21% for the nine months ended September 30, 2013.

(6)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
(in thousands, except share data)	2013	2012	Change	2013	2012	Change
Interest income:
Loans	$19,425	$18,512	5%	$54,920	$52,344	5
Investment securities available for sale	3,895	2,517	55	9,552	7,205	33
Other	28	24	17	82	216	(62)
	23,348	21,053	11	64,554	59,765	8
Interest expense:
Deposits	2,222	3,908	(43)	8,078	12,985	(38)
Federal Home Loan Bank advances	434	297	46	1,113	1,506	(26)
Securities sold under agreements to repurchase	—	19	(100)	11	69	(84)
Long-term debt	274	305	(10)	2,274	1,041	118
Other	6	4	50	16	13	23
	2,936	4,533	(35)	11,492	15,614	(26)
Net interest income	20,412	16,520	24	53,062	44,151	20
Provision (reversal of provision) for credit losses	(1,500)	5,500	(127)	900	7,500	(88)
Net interest income after provision for credit losses	21,912	11,020	99	52,162	36,651	42
Noninterest income:
Net gain on mortgage loan origination and sale activities	33,491	65,336	(49)	139,870	141,683	(1)
Mortgage servicing income	4,011	506	693	9,265	15,470	(40)
(Loss) income from Windermere Mortgage Services Series LLC	(550)	1,188	(146)	1,063	3,748	(72)
Loss on debt extinguishment	—	—	NM	—	(939)	NM
Depositor and other retail banking fees	791	756	5	2,273	2,262	—
Insurance commissions	242	192	26	612	551	11
(Loss) gain on sale of investment securities available for sale	(184)	397	(146)	6	1,349	(100)
Other	373	716	(48)	1,584	1,965	(19)
	38,174	69,091	(45)	154,673	166,089	(7)
Noninterest expense:
Salaries and related costs	39,689	31,573	26	113,330	81,148	40
General and administrative	9,234	7,148	29	30,434	19,304	58
Legal	844	312	171	2,054	1,471	40
Consulting	884	1,069	(17)	2,343	1,746	34
Federal Deposit Insurance Corporation assessments	227	794	(71)	937	2,751	(66)
Occupancy	3,484	2,279	53	9,667	6,160	57
Information services	3,552	2,411	47	10,122	6,128	65
Other real estate owned expense and other adjustments	202	348	(42)	1,740	8,917	(80)
	58,116	45,934	27	170,627	127,625	34
Income before income taxes	1,970	34,177	(94)	36,208	75,115	(52)
Income tax expense	308	12,186	(97)	11,538	14,487	(20)
NET INCOME	$1,662	$21,991	(92)	$24,670	$60,628	(59)

Basic income per share	$0.12	$1.53	(92)	$1.72	$4.68	(63)
Diluted income per share	$0.11	$1.50	(93)	$1.67	$4.52	(63)
Basic weighted average number of shares outstanding	14,388,559	14,335,950	—	14,374,943	12,960,212	11
Diluted weighted average number of shares outstanding	14,790,671	14,699,032	1	14,793,427	13,414,475	10

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter ended
(in thousands, except share data)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Interest income:
Loans	$19,425	$17,446	$18,049	$18,713	$18,512
Investment securities available for sale	3,895	2,998	2,659	2,186	2,517
Other	28	24	30	27	24
	23,348	20,468	20,738	20,926	21,053
Interest expense:
Deposits	2,222	2,367	3,489	3,756	3,908
Federal Home Loan Bank advances	434	387	292	282	297
Securities sold under agreements to repurchase	—	11	—	1	19
Long-term debt	274	283	1,717	292	305
Other	6	5	5	4	4
	2,936	3,053	5,503	4,335	4,533
Net interest income	20,412	17,415	15,235	16,591	16,520
Provision (reversal of provision) for credit losses	(1,500)	400	2,000	4,000	5,500
Net interest income after provision for credit losses	21,912	17,015	13,235	12,591	11,020
Noninterest income:
Net gain on mortgage loan origination and sale activities	33,491	52,424	53,955	68,881	65,336
Mortgage servicing income	4,011	2,183	3,072	651	506
(Loss) income from Windermere Mortgage Services Series LLC	(550)	993	620	516	1,188
Depositor and other retail banking fees	791	761	721	800	756
Insurance commissions	242	190	180	193	192
(Loss) gain on sale of investment securities available for sale	(184)	238	(48)	141	397
Other	373	767	443	750	716
	38,174	57,556	58,943	71,932	69,091
Noninterest expense:
Salaries and related costs	39,689	38,579	35,062	38,680	31,573
General and administrative	9,234	10,270	10,930	8,534	7,148
Legal	844	599	611	325	312
Consulting	884	763	696	1,291	1,069
Federal Deposit Insurance Corporation assessments	227	143	567	803	794
Occupancy	3,484	3,381	2,802	2,425	2,279
Information services	3,552	3,574	2,996	2,739	2,411
Other real estate owned expense and other adjustments	202	(597)	2,135	1,169	348
	58,116	56,712	55,799	55,966	45,934
Income before income tax expense	1,970	17,859	16,379	28,557	34,177
Income tax expense	308	5,791	5,439	7,060	12,186
NET INCOME	$1,662	$12,068	$10,940	$21,497	$21,991

Basic income per share	$0.12	$0.84	$0.76	$1.50	$1.53
Diluted income per share	$0.11	$0.82	$0.74	$1.46	$1.50
Basic weighted average number of shares outstanding	14,388,559	14,376,580	14,359,691	14,371,120	14,335,950
Diluted weighted average number of shares outstanding	14,790,671	14,785,481	14,804,129	14,714,166	14,699,032

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Sept. 30, 2013	Dec. 31, 2012	% Change
Assets:
Cash and cash equivalents (including interest-bearing instruments of $21,747 and $12,414)	$37,906	$25,285	50%
Investment securities available for sale	573,591	416,329	38
Loans held for sale (includes $385,110 and $607,578 carried at fair value)	385,110	620,799	(38)
Loans held for investment (net of allowance for loan losses of $24,694 and $27,561)	1,510,169	1,308,974	15
Mortgage servicing rights (includes $136,897 and $87,396 carried at fair value)	146,300	95,493	53
Other real estate owned	12,266	23,941	(49)
Federal Home Loan Bank stock, at cost	35,370	36,367	(3)
Premises and equipment, net	24,684	15,232	62
Accounts receivable and other assets	128,927	88,810	45
Total assets	$2,854,323	$2,631,230	8
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$2,098,076	$1,976,835	6
Federal Home Loan Bank advances	338,690	259,090	31
Accounts payable and other liabilities	87,492	69,686	26
Long-term debt	61,857	61,857	—
Total liabilities	2,586,115	2,367,468	9
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000
Issued and outstanding, 14,422,354 shares and 14,382,638 shares	511	511	—
Additional paid-in capital	91,415	90,189	1
Retained earnings	185,379	163,872	13
Accumulated other comprehensive (loss) income	(9,097)	9,190	(199)
Total shareholders’ equity	268,208	263,762	2
Total liabilities and shareholders’ equity	$2,854,323	$2,631,230	8

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Assets:
Cash and cash equivalents	$37,906	$21,645	$18,709	$25,285	$22,051
Investment securities available for sale	573,591	538,164	415,238	416,329	414,050
Loans held for sale	385,110	471,191	430,857	620,799	535,908
Loans held for investment, net	1,510,169	1,416,439	1,358,982	1,308,974	1,268,703
Mortgage servicing rights	146,300	137,385	111,828	95,493	81,512
Other real estate owned	12,266	11,949	21,664	23,941	17,003
Federal Home Loan Bank stock, at cost	35,370	35,708	36,037	36,367	36,697
Premises and equipment, net	24,684	18,362	16,893	15,232	13,060
Accounts receivable and other assets	128,927	125,281	98,043	88,810	122,285
Total assets	$2,854,323	$2,776,124	$2,508,251	$2,631,230	$2,511,269
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$2,098,076	$1,963,123	$1,934,704	$1,976,835	$1,981,814
Federal Home Loan Bank advances	338,690	409,490	183,590	259,090	131,597
Accounts payable and other liabilities	87,492	73,333	57,695	69,686	94,502
Long-term debt	61,857	61,857	61,857	61,857	61,857
Total liabilities	2,586,115	2,507,803	2,237,846	2,367,468	2,269,770
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000	511	511	511	511	511
Additional paid-in capital	91,415	91,054	90,687	90,189	89,264
Retained earnings	185,379	185,300	173,229	163,872	142,375
Accumulated other comprehensive (loss) income	(9,097)	(8,544)	5,978	9,190	9,349
Total shareholders’ equity	268,208	268,321	270,405	263,762	241,499
Total liabilities and shareholders’ equity	$2,854,323	$2,776,124	$2,508,251	$2,631,230	$2,511,269

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended September 30,
	2013			2012
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash & cash equivalents	$37,671	$17	0.24%	$50,056	$24	0.15%
Investment securities	556,862	4,452	3.20%	411,916	3,013	2.93%
Loans held for sale	404,853	4,004	3.96%	454,435	4,083	3.59%
Loans held for investment	1,475,011	15,453	4.18%	1,270,652	14,464	4.54%
Total interest-earning assets	2,474,397	23,926	3.88%	2,187,059	21,584	3.94%
Noninterest-earning assets (2)	311,897			256,631
Total assets	$2,786,294			$2,443,690
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$254,277	265	0.41%	$155,947	128	0.33%
Savings accounts	123,444	140	0.45%	98,711	114	0.46%
Money market accounts	848,300	1,060	0.50%	655,123	857	0.52%
Certificate accounts	262,055	663	0.92%	715,656	2,809	1.56%
Total interest-bearing deposits	1,488,076	2,128	0.57%	1,625,437	3,908	0.96%
FHLB advances	374,682	434	0.46%	112,839	297	1.19%
Securities sold under agreements to repurchase	—	—	—%	18,478	19	0.14%
Long-term debt	61,231	274	1.75%	61,857	305	1.97%
Other borrowings	121,166	99	0.31%	—	4	—%
Total interest-bearing liabilities	2,045,155	2,935	0.57%	1,818,611	4,533	0.99%
Noninterest-bearing liabilities	469,853			393,718
Total liabilities	2,515,008			2,212,329
Shareholders’ equity	271,286			231,361
Total liabilities and shareholders’ equity	$2,786,294			$2,443,690
Net interest income (3)		$20,991			$17,051
Net interest spread			3.31%			2.95%
Impact of noninterest-bearing sources			0.10%			0.17%
Net interest margin			3.41%			3.12%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $579 thousand and $531 thousand for the quarters ended September 30, 2013 and September 30, 2012, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Nine Months Ended September 30,
	2013				2012
(in thousands)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash & cash equivalents	$27,488	$46	0.26%		$116,789	$208	0.24%
Investment securities	497,857	11,175	2.99%		408,320	8,358	2.73%
Loans held for sale	415,633	11,218	3.60%		310,748	8,544	3.67%
Loans held for investment	1,406,582	43,795	4.13%		1,304,526	43,906	4.49%
Total interest-earning assets	2,347,560	66,234	3.75%		2,140,383	61,016	3.80%
Noninterest-earning assets (2)	280,668				235,791
Total assets	$2,628,228				$2,376,174
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$224,942	656	0.39%		$148,288	368	0.33%
Savings accounts	114,023	358	0.42%		85,376	290	0.45%
Money market accounts	776,267	2,890	0.50%		592,195	2,390	0.54%
Certificate accounts	404,383	4,080	1.24%		831,015	9,937	1.60%
Total interest-bearing deposits	1,519,615	7,984	0.69%		1,656,874	12,985	1.05%
FHLB advances	277,192	1,113	0.53%		83,523	1,506	2.40%
Securities sold under agreements to repurchase	3,638	11	0.40%		23,597	69	0.39%
Long-term debt	61,646	2,274	4.86%	(3)	61,857	1,041	2.24%
Other borrowings	43,932	109	0.31%		—	12	—%
Total interest-bearing liabilities	1,906,023	11,491	0.79%		1,825,851	15,613	1.14%
Noninterest-bearing liabilities	446,742				357,015
Total liabilities	2,352,765				2,182,866
Shareholders’ equity	275,463				193,308
Total liabilities and shareholders’ equity	$2,628,228				$2,376,174
Net interest income (4)		$54,743				$45,403
Net interest spread			2.96%				2.66%
Impact of noninterest-bearing sources			0.16%				0.17%
Net interest margin			3.12%				2.83%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Net interest margin for the first quarter of 2013 included $1.4 million in interest expense related to the correction of the cumulative effect of an error in prior years, resulting from the under accrual of interest due on the TruPS for which the Company had deferred the payment of interest. Excluding the impact of the prior period interest expense correction, the net interest margin was 3.21% for the nine months ended September 30, 2013.

(4)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.7 million and $1.3 million for the nine months ended September 30, 2013 and September 30, 2012, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Net interest income	$15,919	$13,687	$11,081	$12,114	$12,096
Provision (reversal of reserve) for loan losses	(1,500)	400	2,000	4,000	5,500
Noninterest income	1,229	1,537	2,390	2,529	2,474
Noninterest expense	13,577	13,472	15,699	16,393	13,302
Income (loss) before income taxes	5,071	1,352	(4,228)	(5,750)	(4,232)
Income tax expense (benefit)	1,219	31	(1,375)	(1,373)	(1,904)
Net income (loss)	$3,852	$1,321	$(2,853)	$(4,377)	$(2,328)

Pre-tax pre-provision profit (loss) (1)	$3,571	$1,752	$(2,228)	$(1,750)	$1,268
Efficiency ratio (2)	79.18%	88.49%	116.54%	111.95%	91.30%
Full-time equivalent employees (ending)	504	476	440	413	377

Multifamily net gain on mortgage loan origination and sale activity	$2,113	$709	$1,925	$1,631	$1,040

Production volumes:
Multifamily mortgage originations	10,734	14,790	49,119	40,244	20,209
Multifamily mortgage loans sold	21,998	15,386	50,587	33,689	26,515

(1)
Pre-tax pre-provision profit is total net revenue (net interest income and noninterest income) less noninterest expense. The Company believes that this financial measure is useful in assessing the ability of a lending institution to generate income in excess of its provision for loan losses.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

Commercial Mortgage Servicing Income

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Servicing income, net:
Servicing fees and other	$789	$739	$812	$827	$1,017
Amortization of multifamily MSRs	(433)	(423)	(490)	(463)	(598)
Commercial mortgage servicing income	$356	$316	$322	$364	$419

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Commercial
Multifamily	$722,767	$720,368	$737,007	$727,118	$760,820
Other	50,629	51,058	52,825	53,235	53,617
Total commercial loans serviced for others	$773,396	$771,426	$789,832	$780,353	$814,437

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Beginning balance	$9,239	$9,150	$8,097	$7,725	$7,655
Originations	597	512	1,543	835	668
Amortization	(433)	(423)	(490)	(463)	(598)
Ending balance	$9,403	$9,239	$9,150	$8,097	$7,725
Ratio of MSR carrying value to related loans serviced for others	1.22%	1.20%	1.16%	1.04%	0.95%
MSR servicing fee multiple (1)	2.94	2.93	2.89	2.70	2.47
Weighted-average note rate (loans serviced for others)	5.22%	5.25%	5.25%	5.38%	5.48%
Weighted-average servicing fee (loans serviced for others)	0.41%	0.41%	0.40%	0.38%	0.38%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities Available for Sale

(in thousands, except for duration data)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Mortgage-backed securities:
Residential	$144,263	$120,939	$69,448	$62,853	$63,365
Commercial	13,720	13,892	14,407	14,380	14,532
Municipal bonds	147,441	147,675	131,047	129,175	128,595
Collateralized mortgage obligations:
Residential	153,466	137,543	150,113	170,199	167,513
Commercial	16,991	17,533	19,795	9,043	9,110
Corporate debt securities	69,963	70,973	—	—	—
U.S. Treasury	27,747	29,609	30,428	30,679	30,935
	$573,591	$538,164	$415,238	$416,329	$414,050
Weighted average duration in years	5.3	5.5	5.0	4.9	5.0

Five Quarter Loans Held for Investment

(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Consumer loans
Single family	$818,992	$772,450	$730,553	$673,865	$602,164
Home equity	129,785	132,218	132,537	136,746	141,343
	948,777	904,668	863,090	810,611	743,507
Commercial loans
Commercial real estate	400,150	382,345	387,819	361,879	360,919
Multifamily	42,187	26,120	21,859	17,012	36,912
Construction/land development	79,435	61,125	43,600	71,033	77,912
Commercial business	67,547	73,202	73,851	79,576	80,056
	589,319	542,792	527,129	529,500	555,799
	1,538,096	1,447,460	1,390,219	1,340,111	1,299,306
Net deferred loan fees and discounts	(3,233)	(3,366)	(2,832)	(3,576)	(3,142)
	1,534,863	1,444,094	1,387,387	1,336,535	1,296,164
Allowance for loan losses	(24,694)	(27,655)	(28,405)	(27,561)	(27,461)
	$1,510,169	$1,416,439	$1,358,982	$1,308,974	$1,268,703

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Beginning balance	$27,858	$28,594	$27,751	$27,627	$27,125
Provision (reversal of provision) for credit losses	(1,500)	400	2,000	4,000	5,500
(Charge-offs), net of recoveries	(1,464)	(1,136)	(1,157)	(3,876)	(4,998)
Ending balance	$24,894	$27,858	$28,594	$27,751	$27,627
Components:
Allowance for loan losses	$24,694	$27,655	$28,405	$27,561	$27,461
Allowance for unfunded commitments	200	203	189	190	166
Allowance for credit losses	$24,894	$27,858	$28,594	$27,751	$27,627

Allowance as a % of loans held for investment	1.61%	1.92%	2.05%	2.06%	2.12%
Allowance as a % of nonaccrual loans	92.30%	93.11%	88.40%	92.20%	71.80%

Nonperforming Assets (NPAs) roll-forward

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Beginning balance	$41,650	$53,797	$53,833	$55,250	$73,725
Additions	5,517	4,340	6,511	9,973	20,703
Reductions:
Charge-offs	(1,464)	(1,136)	(1,157)	(3,876)	(4,441)
OREO sales	(2,573)	(6,746)	(2,117)	(2,028)	(25,946)
OREO writedowns and other adjustments	(208)	300	(638)	(1,216)	(2,623)
Principal paydown, payoff advances and other adjustments	(3,079)	(7,423)	(2,529)	(1,807)	(4,794)
Transferred back to accrual status	(824)	(1,482)	(106)	(2,463)	(1,374)
Total reductions	(8,148)	(16,487)	(6,547)	(11,390)	(39,178)
Net reductions	(2,631)	(12,147)	(36)	(1,417)	(18,475)
Ending balance	$39,019	$41,650	$53,797	$53,833	$55,250

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets by Loan Class

(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Loans accounted for on a nonaccrual basis:
Consumer
Single family	$12,648	$14,494	$15,282	$13,304	$12,900
Home equity	2,295	3,367	2,917	2,970	1,024
	14,943	17,861	18,199	16,274	13,924
Commercial
Commercial real estate	6,861	6,051	6,122	6,403	16,186
Construction/land development	3,544	4,051	5,974	5,042	5,848
Commercial business	1,405	1,738	1,838	2,173	2,289
	11,810	11,840	13,934	13,618	24,323
Total loans on nonaccrual	$26,753	$29,701	$32,133	$29,892	$38,247
Nonaccrual loans as a % of total loans	1.74%	2.06%	2.32%	2.24%	2.95%

Other real estate owned:
Consumer
Single family	$5,494	$4,468	$4,069	$4,071	$2,787
Commercial
Commercial real estate	—	1,184	8,440	10,283	3,489
Construction/land development	5,815	6,297	9,155	9,587	10,727
Commercial business	957	—	—	—	—
	6,772	7,481	17,595	19,870	14,216
Total other real estate owned	$12,266	$11,949	$21,664	$23,941	$17,003

Nonperforming assets:
Consumer
Single family	$18,142	$18,962	$19,351	$17,375	$15,687
Home equity	2,295	3,367	2,917	2,970	1,024
	20,437	22,329	22,268	20,345	16,711
Commercial
Commercial real estate	6,861	7,235	14,562	16,686	19,675
Construction/land development	9,359	10,348	15,129	14,629	16,575
Commercial business	2,362	1,738	1,838	2,173	2,289
	18,582	19,321	31,529	33,488	38,539
Total nonperforming assets	$39,019	$41,650	$53,797	$53,833	$55,250
Nonperforming assets as a % of total assets	1.37%	1.50%	2.14%	2.05%	2.20%

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Delinquencies by Loan Class

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

September 30, 2013
Total loans held for investment	$10,913	$5,270	$70,515	$86,698	$1,451,398	$1,538,096
Less: FHA/VA loans(1)	7,497	4,164	43,762	55,423	33,201	88,624
Total loans, excluding FHA/VA loans	$3,416	$1,106	$26,753	$31,275	$1,418,197	$1,449,472

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family residential	$2,862	$1,006	$12,648	$16,516	$713,852	$730,368
Home equity	554	100	2,295	2,949	126,836	129,785
	3,416	1,106	14,943	19,465	840,688	860,153
Commercial loans
Commercial real estate	—	—	6,861	6,861	393,289	400,150
Multifamily residential	—	—	—	—	42,187	42,187
Construction/land development	—	—	3,544	3,544	75,891	79,435
Commercial business	—	—	1,405	1,405	66,142	67,547
	—	—	11,810	11,810	577,509	589,319
	$3,416	$1,106	$26,753	$31,275	$1,418,197	$1,449,472

December 31, 2012
Total loans held for investment	$12,703	$4,974	$70,550	$88,227	$1,251,884	$1,340,111
Less: FHA/VA loans(1)	6,839	3,700	40,658	51,197	24,257	75,454
Total loans, excluding FHA/VA loans	$5,864	$1,274	$29,892	$37,030	$1,227,627	$1,264,657

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family (1)	$5,077	$1,032	$13,304	$19,413	$578,998	$598,411
Home equity	787	242	2,970	3,999	132,747	136,746
	5,864	1,274	16,274	23,412	711,745	735,157
Commercial loans
Commercial real estate	—	—	6,403	6,403	355,476	361,879
Multifamily	—	—	—	—	17,012	17,012
Construction/land development	—	—	5,042	5,042	65,991	71,033
Commercial business	—	—	2,173	2,173	77,403	79,576
	—	—	13,618	13,618	515,882	529,500
	$5,864	$1,274	$29,892	$37,030	$1,227,627	$1,264,657

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Accrual
Consumer loans
Single family(1)	$71,686	$71,438	$69,792	$67,483	$67,647
Home equity	2,426	2,326	2,338	2,288	2,705
	74,112	73,764	72,130	69,771	70,352
Commercial loans
Commercial real estate	20,385	21,617	21,046	21,071	16,540
Multifamily	3,190	3,198	3,211	3,221	6,030
Construction/land development	3,122	3,718	4,487	6,365	13,802
Commercial business	120	129	137	147	154
	26,817	28,662	28,881	30,804	36,526
	$100,929	$102,426	$101,011	$100,575	$106,878
Nonaccrual
Consumer loans
Single family	$4,819	$4,536	$4,593	$3,931	$6,210
Home equity	132	121	134	465	64
	4,951	4,657	4,727	4,396	6,274
Commercial loans
Commercial real estate	—	—	770	770	7,716
Construction/land development	3,544	4,051	4,625	5,042	5,845
Commercial business	—	—	—	—	22
	3,544	4,051	5,395	5,812	13,583
	$8,495	$8,708	$10,122	$10,208	$19,857
Total
Consumer loans
Single family(1)	$76,505	$75,974	$74,385	$71,414	$73,857
Home equity	2,558	2,447	2,472	2,753	2,769
	79,063	78,421	76,857	74,167	76,626
Commercial loans
Commercial real estate	20,385	21,617	21,816	21,841	24,256
Multifamily	3,190	3,198	3,211	3,221	6,030
Construction/land development	6,666	7,769	9,112	11,407	19,647
Commercial business	120	129	137	147	176
	30,361	32,713	34,276	36,616	50,109
	$109,424	$111,134	$111,133	$110,783	$126,735

(1)
Includes loan balances insured by the FHA or guaranteed by the VA of $17.6 million, $15.9 million, $15.2 million, $13.1 million, $11.0 million at September 30, 2013, June 30, 2013, March 31, 2013, December 31, 2012 and September 30, 2012, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Recorded investment of re-defaults(1)
Consumer loans
Single family	$1,017	$133	$1,423	$1,386	$5,123
Home equity	—	—	22	—	—
	1,017	133	1,445	1,386	5,123
Commercial loans
Commercial real estate	—	—	770	—	7,716
	$1,017	$133	$2,215	$1,386	$12,839

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$134,725	$121,281	$83,202	$83,563	$77,149
Interest-bearing transaction and savings deposits:
NOW accounts	272,029	279,670	236,744	174,699	172,086
Statement savings accounts due on demand	135,428	115,817	108,627	103,932	104,239
Money market accounts due on demand	879,122	813,608	734,647	683,906	675,363
Total interest-bearing transaction and savings deposits	1,286,579	1,209,095	1,080,018	962,537	951,688
Total transaction and savings deposits	1,421,304	1,330,376	1,163,220	1,046,100	1,028,837
Certificates of deposit	460,223	403,636	523,208	655,467	684,604
Noninterest-bearing accounts - other	216,549	229,111	248,276	275,268	268,373
Total deposits	$2,098,076	$1,963,123	$1,934,704	$1,976,835	$1,981,814

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	6.4%	6.2%	4.3%	4.2%	3.9%
Interest-bearing transaction and savings deposits:
NOW accounts	13.0	14.2	12.2	8.8	8.7
Statement savings accounts due on demand	6.5	5.9	5.6	5.3	5.3
Money market accounts due on demand	41.9	41.4	38.0	34.6	34.1
Total interest-bearing transaction and savings deposits	61.4	61.5	55.8	48.7	48.1
Total transaction and savings deposits	67.8	67.7	60.1	52.9	52.0
Certificates of deposit	21.9	20.6	27.0	33.2	34.5
Noninterest-bearing accounts - other	10.3	11.7	12.9	13.9	13.5
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Net interest income	$4,493	$3,728	$4,154	$4,477	$4,424
Noninterest income	36,945	56,019	56,553	69,403	66,617
Noninterest expense	44,539	43,240	40,100	39,573	32,632
Income before income taxes	(3,101)	16,507	20,607	34,307	38,409
Income tax expense	(911)	5,760	6,814	8,433	14,090
Net income	$(2,190)	$10,747	$13,793	$25,874	$24,319

Efficiency ratio (1)	107.48%	72.37%	66.05%	53.56%	45.93%
Full-time equivalent employees (ending)	922	833	779	686	621

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$1,187,061	$1,307,286	$1,192,156	$1,518,971	$1,368,238
Single family mortgage interest rate lock commitments(2)	786,147	1,423,290	1,035,822	1,254,954	1,313,182
Single family mortgage loans sold(2)	1,326,888	1,229,686	1,360,344	1,434,947	1,238,879

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by Windermere Mortgage Series Services LLC ("WMS") and purchased by HomeStreet, Inc.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Net Gain on Sale to the Secondary Market

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013		Dec. 31, 2012		Sept. 30, 2012

Net gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary marketing gains(2)	$23,076	$43,448	$44,235		$58,154		$56,142
Provision for repurchase losses(3)	—	—	—		(123)		(526)
Net gain from secondary marketing activities	23,076	43,448	44,235		58,031		55,616
Loan origination and funding fees	8,302	8,267	7,795		9,219		8,680
Total mortgage banking net gain on mortgage loan origination and sale activities(1)	$31,378	$51,715	$52,030		$67,250		$64,296

Composite Margin (in basis points):
Servicing value and secondary marketing gains / interest rate lock commitments(4)	294	305	385	(6)	452	(7)	424
Loan origination and funding fees / retail mortgage originations(5)	81	75	76		71		77
Composite Margin	375	380	461	(6)	523	(7)	501

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Represents changes in estimated probable future repurchase losses on previously sold loans.

(4)
Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments. In previous quarters, the value of originated mortgage servicing rights was presented as a separate component of the composite margin and stated as a percentage of mortgage loans sold. Prior periods have been revised to conform to the current presentation.

(5)	Loan origination and funding fees is stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS.

(6)
Excludes the impact of a $4.3 million upward adjustment related to a change in accounting estimate that resulted from a change in the application of the valuation methodology used to value the Company's interest rate lock commitments. Including the impact of this cumulative effect adjustment, the secondary marketing gain margin and Composite Margin were 427 and 503 basis points, respectively, in the first quarter of 2013.

(7)
Excludes the impact of a $1.3 million correction that was recorded in secondary marketing gains in the fourth quarter of 2012 for the cumulative effect of an error in prior years related to the fair value measurement of loans held for sale. Including the impact of this correction, the secondary marketing gain margin and Composite Margin were 462 and 533 basis points, respectively, in the fourth quarter of 2012.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Mortgage Servicing Income

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Servicing income, net:
Servicing fees and other	$8,145	$7,216	$6,795	$6,696	$6,151
Changes in fair value of single family MSRs due to modeled amortization (1)	(5,221)	(6,569)	(5,106)	(6,280)	(5,360)
	2,924	647	1,689	416	791
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(2,900)	14,725	3,579	2,489	(5,565)
Net gain (loss) from derivatives economically hedging MSR	3,631	(13,505)	(2,518)	(2,618)	4,861
	731	1,220	1,061	(129)	(704)
Mortgage servicing income	$3,655	$1,867	$2,750	$287	$87

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Single family
U.S. government agency	$10,950,086	$10,063,558	$9,352,404	$8,508,458	$7,724,562
Other	336,158	341,055	348,992	362,230	385,107
Total single family loans serviced for others	$11,286,244	$10,404,613	$9,701,396	$8,870,688	$8,109,669

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012

Beginning balance	$128,146	$102,678	$87,396	$73,787	$70,585
Additions and amortization:
Originations	16,862	17,306	16,806	17,397	14,121
Purchases	10	6	3	3	6
Changes due to modeled amortization (1)	(5,220)	(6,569)	(5,106)	(6,280)	(5,360)
Net additions and amortization	11,652	10,743	11,703	11,120	8,767
Changes in fair value due to changes in model inputs and/or assumptions (2)	(2,900)	14,725	3,579	2,489	(5,565)
Ending balance	$136,898	$128,146	$102,678	$87,396	$73,787
Ratio of MSR carrying value to related loans serviced for others	1.21%	1.23%	1.03%	0.99%	0.91%
MSR servicing fee multiple (3)	4.08	4.05	3.36	3.13	2.81
Weighted-average note rate (loans serviced for others)	4.13%	4.14%	4.24%	4.34%	4.52%
Weighted-average servicing fee (loans serviced for others)	0.30%	0.30%	0.31%	0.31%	0.33%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible common shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity.  Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.

	Quarter Ended					Nine Months Ended
(dollars in thousands, except share data)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012

Shareholders' equity	$268,208	$268,321	$270,405	$263,762	$241,499	$268,208	$241,499
Less: Goodwill	(424)	(424)	(424)	(424)	(424)	(424)	(424)
Tangible common shareholders' equity	$267,784	$267,897	$269,981	$263,338	$241,075	$267,784	$241,075

Book value per share	$18.60	$18.62	$18.78	$18.34	$16.82	$18.60	$16.82
Impact of goodwill	(0.03)	(0.02)	(0.03)	(0.03)	(0.03)	(0.02)	(0.03)
Tangible book value per share	$18.57	$18.60	$18.75	$18.31	$16.79	$18.57	$16.79

Average shareholders' equity	$271,286	$280,783	$274,355	$262,163	$231,361	$275,463	$193,308
Less: Average goodwill	(424)	(424)	(424)	(424)	(424)	(424)	(424)
Average tangible shareholders' equity	$270,862	$280,359	$273,931	$261,739	$230,937	$275,039	$192,884

Return on average common shareholders’ equity	2.45%	17.19%	15.95%	32.80%	38.02%	11.94%	41.82%
Impact of goodwill	—	0.03%	0.02%	0.05%	0.07%	0.02%	0.09%
Return on average tangible common shareholders' equity	2.45%	17.22%	15.97%	32.85%	38.09%	11.96%	41.91%